EX-99.30(E)(9)

Application Part 2 for Ages 60 and up Securian Financial® Minnesota Life Insurance Company – a Securian Financial company Life New Business • 400 Robert Street North, St. Paul, MN 55101-2098 Proposed insured name (last, first, middle) Date of birth 1. Have you ever used tobacco or nicotine products in any form (including cigarettes, cigars, chewing tobacco, pipe, e-cigarette/vape, nicotine patch or gum)? If yes, provide details Yes No What type Date of last use (mm/dd/yyyy) Number of uses in the last year 2. Are you taking or have you been prescribed any prescription or nonprescription medication, drugs, or supplements? 3. Have you ever been treated, diagnosed, tested positive for, or given medical advice by a member of the medical profession for: A. Alzheimer’s; Parkinson’s disease; Mild Cognitive Impairment (MCI); dementia; paralysis; epilepsy; seizure/convulsions, multiple sclerosis; sleep apnea or any other sleep disorder; headaches; fainting spells or dizziness; depression; stress disorders; anxiety disorders; or any other brain, nervous, mental or emotional disorder? B. High blood pressure; chest pain; chest discomfort or tightness; heart attack; heart murmur; stroke; irregular heartbeat; or any other disease or disorder of the heart or blood vessels? C. Asthma; shortness of breath; bronchitis; pneumonia; emphysema; chronic cough; or any other lung or respiratory disorder? D. Abdominal pain; ulcer; colitis, recurrent diarrhea; intestinal bleeding, cirrhosis, hepatitis; or any other disease or disorder of the liver, gallbladder, pancreas, stomach, or intestines? E. Kidney stone; protein, sugar, blood or blood cells in the urine; or any disorder of the urinary tract, bladder or kidneys? F. FEMALE Question: Disorder or abnormality of the uterus, ovaries, cervix, or breasts? MALE Question: Disorder or abnormality of the testes or prostate? G. Diabetes; thyroid disorder; lymph node enlargement; skin disorder; or disorder of any other glands? H. Cancer; melanoma; lymphoma; tumor; or cyst? I. Anemia, leukemia; or other blood disorder? J. Back or neck pain; arthritis; gout; or any bone, joint, or muscle disorder? K. Disorder of the eyes, ears, nose or throat? L. Any immune system disease; systemic lupus; connective tissue disease; or disorder except those Related to Human Immunodeficiency Syndrome (HIV virus)? M. Any chronic or recurrent fever, fatigue, or viral illness? 4. Have you ever been diagnosed by a member of the medical profession or tested positive for the Human Immunodeficiency Virus (HIV virus) or Acquired Immune Deficiency Syndrome (AIDS)? 5. Have you in the last three years had treatments, examinations, or diagnosis from a medical professional due to any falls or fractures? 6. Do you consume alcoholic beverages? If yes, what kinds, how much and how often? 7. Have you ever been advised by a member of the medical profession to limit the use of alcohol or drugs; received medical treatment, advice, or counseling for alcohol or drugs; or joined a self-help group because of alcohol or drug use? Securian Financial is the marketing name for Minnesota Life Insurance Company. DA ICC22-20249 1 of 3

8. Have you ever used marijuana or products that include THC or have THC as a component? If yes, provide details: Yes No What type Date of last use (mm/dd/yyyy) Number of uses in the last year 9. Have you ever used cocaine, heroin, barbiturates, amphetamines; or other controlled substances except as prescribed by a physician? 10. Other than above, have you in the past five years: A. Consulted, or been advised by a member of the medical profession to consult a physician, psychiatrist, psychologist, therapist, counselor, chiropractor, or other health care practitioner? (Include regular check-ups). B. Been treated, examined or advised by a member of the medical profession for a check-up, illness, or surgery, or been treated or evaluated at a hospital or any other health care facility? C. Had an MRI, CT scan, EEG, x-ray, stress test, echocardiogram, angiography, sleep study, blood studies or any other diagnostic test excluding those tests related to the Human Immunodeficiency Virus (AIDS virus)? D. Been advised by a member of the medical profession to have any test, hospitalization, or surgery which was not completed? 11. Weight: LBS. Height: FT IN In the past 12 months, have you had a change in weight? a. If yes, provide how many pounds lost or how many pounds gained b. Has your change in weight been attributed by a member of the medical profession to any of the above medical conditions? c. If yes, which medical condition? d. If no, please check all that apply to your change in weight in the last 12 months: Diet Exercise Surgery Unknown 12. Family history: Please indicate if a parent or sibling of the proposed insured has been diagnosed or treated by a member of the medical profession for heart or vascular disease, cancer, diabetes, high blood pressure, or kidney disease. If deceased, provide cause of death. Age(s) Health History Age(s) Cause of Death Father Mother Siblings Siblings Living Deceased ICC22-20249 DA 2 of 3

13. Do you have a personal physician or belong to an H.M.O. or clinic? If so, please provide information below. Name Phone number Street address City State Zip code Date last seen Reason Additional Information I have read the statements and answers recorded on this Application Part 2; they are to the best of my knowledge and belief true, complete, and correctly recorded. I agree that they will become part of this application and any policy issued on it. Proposed insured signature Date X DA ICC22-20249 3 of 3